Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT ANNOUNCES AGREEMENT TO SELL NON-CORE ASSET

Southern Illinois Cellular Corp. investment to be sold

CHARLOTTE, N.C. (February 20, 2006) – FairPoint Communications, Inc. (NYSE:FRP) (“FairPoint” or the “Company”) today announced that it has entered into an agreement to sell its minority interest in Southern Illinois Cellular Corp., doing business as First Cellular of Southern Illinois (“First Cellular”).

FairPoint and the other shareholders of First Cellular have signed an agreement to sell First Cellular to Alltel Corporation (NYSE:AT). FairPoint expects to receive proceeds, net of escrowed funds, of approximately $16 to $17 million from the sale at closing. In addition, approximately $3 million of potential proceeds to FairPoint will be held in escrow pending the expiration of the escrow period. The Company’s book basis in First Cellular is $4.6 million.

FairPoint expects to record a gain of approximately $12 to $16 million on the transaction, depending on the final settlement of amounts held in escrow. The closing is expected to occur in the second quarter of 2006. Upon receipt of the proceeds, the gain portion of the proceeds will be added to the Company’s existing amount available to pay dividends under its credit facility. FairPoint intends to use the proceeds to pay dividends on its common stock and to repay debt.

FairPoint has historically received annual dividends of approximately $0.4 to $0.6 million from the First Cellular investment. Due to the sale, FairPoint will not receive any further dividend payments from First Cellular after the closing.

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint’s mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 28 rural local exchange companies (RLECs) located in 17 states, offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc. www.fairpoint.com

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact: Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com

# # #